Exhibit 5

FISHER CORE HOLDINGS L.P.

AMENDMENT
TO
LIMITED PARTNERSHIP AGREEMENT

WHEREAS:

FISHER CORE HOLDINGS L.P., a Delaware limited partnership (the “Partnership”), was formed on August 4, 2004 and is governed by a partnership agreement of the same date, as amended on March 20, 2009, between ROBERT J. FISHER, acting in his capacity as trustee of The Robert J. Fisher 2004 Family Trust (the “RJF Trust”), WILLIAM S. FISHER, acting in his capacity as trustee of The William S. Fisher 1998 Family Trust (the “WSF Trust”), and JOHN J. FISHER, as General Partners, and DONALD G. FISHER and DORIS F. FISHER, acting in their capacity as trustees of the DDF Y2K Family Trust (the “DDF Trust”), as Limited Partner (the “Partnership Agreement”); and

ROBERT J. FISHER, acting in his capacity as trustee of the RJF Trust, WILLIAM S. FISHER, acting in his capacity as trustee of the WSF Trust, and JOHN J. FISHER are the current General Partners of the Partnership (collectively, the “General Partners”), and the current Limited Partners of the Partnership are (1) FCH Holdings 1A LP, (2) FCH Holdings 1B LP, (3) FCH Holdings 1C LP, (4) FCH Holdings 2A LP, (5) FCH Holdings 2B LP, (6) FCH Holdings 2C LP, (7) FCH Holdings 3A LP, (8) FCH Holdings 3B LP, (9) FCH Holdings 3C LP, and (10) FCH Holdings 3D LP; and

Section 11.1 of the Partnership Agreement provides as follows:

“11.1  Amendments. This Agreement may be amended by unanimous agreement of the General Partners.  No amendment may (a) convert a Partner’s interest from that of a Limited Partner to that of a General Partner, (b) modify a Partner’s limited liability as a Limited Partner, or (c) adversely alter a Partner’s interest in the capital, profits or losses of the partnership or right to partnership distributions to an extent that is disproportionate to the adverse effect of the amendment on the pre-amendment interests of the other Partners.  The Limited Partner shall have no right to vote for or against any proposed amendment.”

; and

The General Partners desire to make the following amendment to the Partnership Agreement, effective this 30th day of May 2013, and the contemplated amendment does not (1) convert a Partner’s interest from that of a Limited Partner to that of a General Partner, (2) modify a Partner’s limited liability as a Limited Partner, or (3) adversely alter a Partner’s interest in the capital, profits or losses of the partnership or right to partnership distributions to an extent that is disproportionate to the adverse effect of the amendment on the pre-amendment interests of the other Partners;

NOW, THEREFORE:

The General Partners hereby amend the Partnership Agreement as follows:

1.                                      Section 7.4 of the Partnership Agreement is hereby amended by deleting the same in its entirety and substituting the following provision in its place and stead:

“7.4  Gap Stock.  (a) Subject to paragraph (b) of this Section 7.4, the decision of a majority in number of the General Partners at the time in office shall be required to sell, exchange or otherwise dispose of, or exercise the power to vote, give written consents, or otherwise exercise voting rights in respect of, stock of The Gap, Inc. or any successor corporation from time to time owned by the partnership; and

(b)                                 Notwithstanding paragraph (a) of this Section 7.4, the General Partners at the time in office shall have the right to delegate by proxy the voting rights applicable to such percentage of shares in The Gap, Inc. owned by the partnership as equals the percentage of the total number of Units that may at any time have been transferred by a General Partner to any other Partner or transferee (the “Shares”), provided that such delegation shall be expressly made irrevocable; and provided further that the General Partners cannot amend the Partnership Agreement to reacquire such voting rights either as individuals or in their capacity as General Partners; and if the proxy is held to be invalid or otherwise ineffective for any reason, the General Partners’ voting rights with respect to the Shares shall nevertheless be irrevocably terminated by such delegation or attempt to so delegate.”

2.                                      Section 11.1 of the Partnership Agreement is hereby amended by deleting the same in its entirety and substituting the following provision in its place and stead:

“11.1  Amendments.  This Agreement may be amended by unanimous agreement of the General Partners.  No amendment may (a) convert a Partner’s interest from that of a Limited Partner to that of a General Partner, (b) modify a Partner’s limited liability as a Limited Partner, (c) adversely alter a Partner’s interest in the capital, profits or losses of the partnership or right to partnership distributions to an extent that is disproportionate to the adverse effect of the amendment on the pre-amendment interests of the other Partners, or (d) allow the General Partners to reacquire any voting rights over any shares of The Gap, Inc. of which the General Partners previously delegated or attempted to delegate voting control pursuant to Section 7.4(b).  The Limited Partners shall have no right to vote for or against any proposed amendment.”

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3.                                      Except as hereby amended, the Partnership Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this amendment to the Partnership Agreement as of the day first above written.

GENERAL PARTNERS:	/s/ Robert J. Fisher
Robert J. Fisher, as Trustee of The Robert J. Fisher 2004 Family Trust

/s/ William S. Fisher
William S. Fisher, as Trustee of The William S. Fisher 1998 Family Trust

/s/ John J. Fisher
John J. Fisher